Exhibit 10.2

€650,000,000

FACILITY AGREEMENT

dated 7 February 2005

for

AON CORPORATION

arranged by

CITIGROUP GLOBAL MARKETS LIMITED
ING BANK N.V.

and

THE ROYAL BANK OF SCOTLAND plc

with

CITIBANK INTERNATIONAL plc
acting as Agent

Ref: PHPS/ELF

CONTENTS

CLAUSE

SECTION 1
INTERPRETATION
1.	Definitions and interpretation
SECTION 2
THE FACILITY
2.	The Facilities
3.	Purpose
4.	Conditions of Utilisation
SECTION 3
UTILISATION
5.	Utilisation
6.	Optional Currencies
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7.	Repayment
8.	Prepayment and cancellation
SECTION 5
COSTS OF UTILISATION
9.	Interest
10.	Interest Periods
11.	Changes to the calculation of interest
12.	Fees
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
13.	Tax gross up and indemnities
14.	Increased costs
15.	Other indemnities
16.	Mitigation by the Lenders
17.	Costs and expenses
SECTION 7
GUARANTEE
18.	Guarantee and indemnity
SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19.	Representations
20.	Information undertakings
21.	Financial covenants
22.	General undertakings
23.	Events of Default
SECTION 9
CHANGES TO PARTIES
24.	Changes to the Lenders

i

25.	Changes to the Obligors
SECTION 10
THE FINANCE PARTIES
26.	Role of the Agent and the Arranger
27.	Conduct of business by the Finance Parties
28.	Sharing among the Finance Parties
SECTION 11
ADMINISTRATION
29.	Payment mechanics
30.	Set-off
31.	Notices
32.	Calculations and certificates
33.	Partial invalidity
34.	Remedies and waivers
35.	Amendments and waivers
36.	Counterparts
37.	Waiver of Consequential Damages
SECTION 12
GOVERNING LAW AND ENFORCEMENT
38.	Governing law
39.	Enforcement

THE SCHEDULES

SCHEDULE

SCHEDULE 1 The Original Parties
SCHEDULE 2 Conditions precedent
SCHEDULE 3 Utilisation Request
SCHEDULE 4 Mandatory Cost Formulae
SCHEDULE 5 Form of Transfer Certificate
SCHEDULE 6 Form of Accession Letter
SCHEDULE 7 Form of Resignation Letter
SCHEDULE 8 Form of Compliance Certificate
SCHEDULE 9 Timetables
SCHEDULE 10 Form of TEG Letter
SCHEDULE 11 Material Subsidiaries

ii

THIS AGREEMENT is dated 7 February 2005 and made between:

(1)                            AON CORPORATION, a company incorporated in the State of Delaware (the “Company”);

(2)                            THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as original borrowers (the “Original Borrowers”);

(3)                            CITIGROUP GLOBAL MARKETS LIMITED, ING BANK N.V. and THE ROYAL BANK OF SCOTLAND plc as mandated lead arrangers (whether acting individually or together the “Arranger”);

(4)                            THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”); and

(5)                            CITIBANK INTERNATIONAL plc as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Anti-Terrorism Laws” means the Executive Order and the USA Patriot Act.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means, in relation to a Facility, the period from and including the date of this Agreement to and including the Business Day one month before the Termination Date applicable to that Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)                                   the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)                                  in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than that Lender’s participation in any Loans that are due to be repaid or prepaid under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” or “€” means euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment.

“Borrower” means an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)                                   the interest, excluding the Margin and Mandatory Cost element of that interest, which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                  the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general interbank business in London and:

(a)                                   (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)                                  (in relation to any date for payment or purchase of euro) any TARGET Day.

“Canadian Borrower” means AON Finance N.S. 1, ULC and any Additional Borrower existing under the laws of Canada or any province or territory thereof.

“Cananwill Documents” means (i) the Second Amended and Restated Purchase Agreement, dated as of March 30 2001, by and among Cananwill Premium Credit Trust, Cananwill Corporation, the Company, the Purchasers and Managing Agents listed on the signature pages thereto and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, NA), as Administrative Agent, (ii) the Receivables Purchase Agreement, dated as of December 11 2002, by and among Cananwill Canada Limited, the Company and CIBC Mellon Trust Company, in its capacity as Trustee of Plaza Trust, (iii) the Amended and Restated Receivables Purchase Agreement, dated as of December 19 2002, by and among Cananwill Receivables Purchase Facility, L.L.C., Cananwill Europe Limited, the Company, the Purchasers and Managing Agents listed on the signature pages thereto and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, NA), as administrative agent, and (iv) the Receivables Facilities Agreement, dated as of December 20 2001, by and among Abel Tasman Holdings Pty Limited, Cananwill Australia Pty Limited, Cananwill, Inc. and ABN AMRO Asset Management (Australia) Limited, in each case as the same may be modified, amended or supplemented from time to time, provided that such modification, amendment or supplement does not change the fundamental nature thereof.

“Change of Control” means the occurrence where a person (whether alone or together with any associated person or persons) becomes a beneficial owner of shares in the issued share capital of the Company carrying the right to exercise more than 50 per cent. of the votes exercisable at a general meeting of the Company (for the purposes of this definition, “associated person” means, in relation to any person, a person who is (i) “acting in concert” (as defined in the City Code on Takeovers and Mergers) with that person or (ii) a “connected person” (as defined in Section 839 of the Taxes Act) of that person).

“Code” means the US Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means a Facility A Commitment or a Facility B Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Consolidated Interest Expense” has the meaning given to it in Clause 21 (Financial covenants).

“Controlled Group” means all members of a controlled group of corporations and all trades of businesses (whether or not incorporated) under common control which, together with all members of the Group, are treated as a single employer under Section 414 of the Code and the regulations thereunder.

“Debt Rating Level” means the Company’s senior unsecured long term debt rating by S&P and/or Moody’s.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination referred to in Clause 23 (Events of Default) or any combination of any of the foregoing) be an Event of Default.

“Deficit Reduction Contribution” has the meaning given to it in Section 412(l)(2) of the Code.

“Designated Person” means a person (i) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (ii) named as a “specifically designated national and blocked Person” on the most current list published by the Office of Foreign Assets Control of the U.S. Department of the Treasury at its official website or any replacement website or other replacement official publication of such list; or (iii) owned or controlled by, or acting for or on behalf of, any person referred to in (i) or (ii) above.

“Disclosed Claims” means any investigation, litigation or proceedings disclosed in:

(a)                                   the Company’s quarterly report on Form 10-Q for the fiscal quarter ended 30 September 2004; and

(b)                                  the Company’s Form 8-K dated 6 December 2004,

in each case as filed with the US Securities and Exchange Commission.

“Dutch Banking Act” means the Dutch 1992 Banking Act (“Wet toezicht Kredietwezen 1992”).

“Dutch Banking Act Exemption Regulation” means the Dutch 1992 Banking Act Exemption Regulation (“Vrijstellingsregeling Wtk 1992”).

“Dutch Borrower” means Aon Holdings B.V. and any Additional Borrower incorporated in the Netherlands.

“EBITDA” has the meaning given to it in Clause 21 (Financial covenants).

“English Borrowers” means Aon Finance Limited, Aon Limited and any Additional Borrower incorporated in England and Wales.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)                                   air (including air within natural or man-made structures, whether above or below ground);

(b)                                  water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)                                   land (including land under water).

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)                                   have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)                                  provide remedies or compensation for harm or damage to the Environment; or

(c)                                   relate to Hazardous Substances or health and safety matters.

“ERISA” means the US Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Termination Event” means, with respect to a plan which is subject to Title IV of ERISA:

(a)                                   a Reportable Event;

(b)                                  the withdrawal of the Company or any other member of the Controlled Group from such Plan during a plan year in which the Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4062(e) of ERISA;

(c)                                   the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA;

(d)                                  the institution by the PBGC of proceedings to terminate such Plan;

(e)                                   any event or condition which might constitute grounds under Section 4042 or ERISA for the termination of or appointment of a trustee to administer, such Plan.

“EURIBOR” means, in relation to any Loan in euro:

(a)                                   the applicable Screen Rate; or

(b)                                  (if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Executive Order” means the U.S. Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on September 23, 2001.

“Facility” means Facility A or Facility B.

“Facility A” means the revolving loan facility made available under this Agreement as described in Clause 2.1(a) (The Facilities).

“Facility A Commitment” means:

(a)                                   in relation to an Original Lender the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Lender” means a Lender with a Facility A Commitment.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B” means the revolving loan facility made available under this Agreement as described in Clause 2.1(b) (The Facilities).

“Facility B Commitment” means:

(a)                                   in relation to an Original Lender the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Lender” means a Lender with a Facility B Commitment.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means the letters dated 4 January 2005 between one or more Arranger and the Company and the letter dated on or about the date of this Agreement between the Agent and the Company setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness (without double counting) for or in respect of:

(a)                                   moneys borrowed;

(b)                                  any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                   any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                  the amount of any liability in respect of any lease, conditional sale agreement or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                   receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                     any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as a borrowing;

(g)                                  any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the net amount due and payable shall be taken into account);

(h)                                  shares which are expressed to be redeemable at the option of the holder prior to the Termination Date for Facility B;

(i)                                      any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)                                      the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

but shall exclude indebtedness for the time being owing by one member of the Group to another member of the Group.

“Financial Year” means the twelve month accounting period of the Company in respect of which it prepares its audited consolidated financial statements.

“French Borrower” means AON France S.A. and any Additional Borrower incorporated in France.

“Funded Current Liability Percentage” has the meaning given to it in Section 412(l)(9)(C) of the Code.

“GAAP” means, in relation to a company, generally accepted accounting principles, standards and practices in the jurisdiction of its incorporation.

“German Borrower” means AON Jauch & Hübener Holdings GmbH and any Additional Borrower incorporated in Germany.

“Group” means the Company and its Subsidiaries for the time being.

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Information Package” means the document in the form approved by the Company concerning the Group which, at the Company’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Lender” means:

(a)                                   any Original Lender; and

(b)                                  any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan in a currency other than Euro:

(a)                                   the applicable Screen Rate; or

(b)                                  (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan or a Facility B Loan.

“Majority Lenders” means:

(a)                                   if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)                                  at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Margin” means, in relation to a particular Interest Period, the rate per annum determined by reference to the credit ratings assigned by Moody’s and S&P to the Company’s long-term senior unsecured debt not credit enhanced (each a “long term credit rating”) last published (and not withdrawn) before the Quotation Day for that Interest Period, in accordance with the following table:

Row	Rating	Facility A Margin (% p.a.)	Facility B Margin (% p.a.)
1.	A-/A3 or above	0.35	0.40
2.	BBB+/Baa1	0.45	0.50
3.	BBB/Baa2	0.55	0.60
4.	BBB-/Baa3 or below	0.80	0.95

However:

(a)                                   subject to paragraph (b) below, if the long-term credit ratings assigned by Moody’s and S&P differ by one or more rating rows in the above table, the Margin will be the rate which is the average of the rates set out in each applicable rating row;

(b)                                  if the long-term credit rating assigned by Moody’s or S&P is BBB- or Baa3 (as applicable) or below and if the long-term credit ratings assigned by Moody’s and S&P differ by one or more rating rows in the above table, the Margin will be the applicable rate set out in row 4 above; and

(c)                                   if there is no, or only one, current long-term credit rating, or whilst an Event of Default is outstanding, the Margin will be the applicable rate set out in row 4 above.

“Margin Stock” has the meaning given to it under Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(a)                                   the business, condition (financial or otherwise), assets, performance, prospects or results of operations of the Group taken as a whole;

(b)                                  the ability of the Company to perform its obligations under the Finance Documents; or

(c)                                   the validity or enforceability of any Finance Document or the rights or remedies of the Finance Parties thereunder.

“Material Subsidiary” means:

(a)                                   a Subsidiary of the Company the total assets or total revenues of which (consolidated where that Subsidiary itself has Subsidiaries) as at the date as at which its latest audited consolidated financial statements were prepared account for 5 per cent. or more of the consolidated total assets or total revenues of the Group (calculated by reference to the then latest audited financial statements of the Group); or

(b)                                  a Subsidiary of the Company to which has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction(s) was a Material Subsidiary.

For the purposes of this definition:

(i)                                      if a Subsidiary becomes a Material Subsidiary under paragraph (b) above, the Material Subsidiary by which the relevant transfer was made shall, subject to paragraph (a) above, cease to be a Material Subsidiary; and

(ii)                                   if a Subsidiary is acquired by the Company after the end of the financial period to which the latest audited consolidated financial statements of the Group relate, those financial statements shall be adjusted as if that Subsidiary had been shown in them by reference to its then latest audited financial statements (consolidated if appropriate) until audited consolidated financial statements of the Group for the financial period in which the acquisition is made have been prepared.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                   if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)                                  if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc..

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Worth” has the meaning given to it in Clause 21 (Financial covenants).

“Obligor” means a Borrower or the Company.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)                                   in relation to the Company, the audited consolidated financial statements of the Group for the Financial Year ended 31 December 2003; and

(b)                                  in relation to each Original Obligor other than the Company, its audited financial statements for its financial year ended 31 December 2003.

“Original Obligor” means an Original Borrower or the Company.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Security” means:

(a)                                   any Security subsisting under or in connection with this Agreement;

(b)                                  any right of set-off arising by operation of law or in the ordinary course of day-to-day business;

(c)                                   any retention of title to goods supplied to a member of the Group in the day-to-day course of business;

(d)                                  Security for taxes, assessments or governmental charges or levies on the assets of any member of the Group if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made;

(e)                                   any lien arising by operation of law in the day-to-day course of business in respect of any obligation which is less than 60 days overdue or which is being contested in good faith and by appropriate means and for which adequate reserves have been made;

(f)                                     Security arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(g)                                  utility easements, building restrictions and such other Security or charges against real property as are of a nature generally existing with respect to properties of similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Group;

(h)                                  Security created by any member of the Group over deposits and investments in the ordinary course of such member of the Group’s insurance and reinsurance trade to comply with the requirements of any regulatory body of insurance or insurance broking business;

(i)                                      Security over and limited to the balance of credit balances on bank accounts of members of the Group created in order to facilitate the operation of such bank accounts and other bank accounts of such members of the Group on a net balance basis with credit balances and debit balances on the various accounts being netted off for interest purposes;

(j)                                      any Security arising for the benefit of a credit institution pursuant to Clause 18 General Banking Conditions of the Netherlands Bankers Association (Algemene Voorwaarden van de Nederlandse Vereniging van Banken) in respect of any bank account held with a credit institution; and

(k)                                   Security not otherwise permitted pursuant to paragraphs (a) to (j) above inclusive over assets having an aggregate value, and securing Financial Indebtedness in an aggregate amount, not exceeding an amount equal to 10 per cent. of the Net Worth of the Company (as shown in the Company’s most recent audited consolidated financial statements).

“Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which the Company or any member of the Controlled Group may have any liability.

“Professional Market Party” means a professional market party as defined in the Dutch Banking Act Exemption Regulation from time to time.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross up and indemnities).

“Quarter Date” means each 31 March, 30 June, 30 September and 31 December in each Financial Year of the Company.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)                                   (if the currency is sterling) the first day of that period;

(b)                                  (if the currency is euro) two TARGET Days before the first day of that period; or

(c)                                   (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means in relation to LIBOR and EURIBOR and Mandatory Cost the principal London offices of Citibank, N.A., ING Bank N.V. and The Royal Bank of Scotland plc or such other banks as may be agreed between the Agent (acting on the instructions of the Majority Lenders) and the Company.

“Regulation “U” or “X” means Regulation U or X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board of Governors relating to, as the case may be, (i) reserve requirements applicable to depository institutions or (ii) the extension of credit by persons other than banks, brokers and dealers or, by securities brokers and dealers or by banks or, as the case may be, by specified lenders, in each case for the purpose of purchasing or carrying margin stocks applicable to such persons.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Period” has the meaning given to it in Clause 21 (Financial covenants).

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status), 19.2 (Binding obligations), 19.3 (Non-conflict with other obligations), 19.4 (Power and authority), 19.5 (Validity and admissibility in evidence), 19.7 (No breach), 19.8 (No misleading information), 19.9 (Financial statements), 19.10 (Pari passu ranking), 19.11 (No proceedings pending or threatened), 19.12 (Compliance with laws and regulations), 19.15 (No Material Adverse Change), 19.17 (ERISA), 19.18 (Federal Reserve Regulations), 19.19 (Investment Company and Public Utility Holding Company), 19.20 (Ownership of Properties), Clause 19.22 (Insurance Licences) and paragraphs (a) and (b) of Clause 19.23 (Dutch Borrowers).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by-laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Act 1980, the possibility that an undertaking to assume liability for or to indemnify against non-payment of United Kingdom stamp duty may be void, defences of set off or counterclaim and similar principles or any analogous general principles of law under the laws of any other jurisdictions in which relevant obligations have to be performed and any other general principles of law limiting its obligations which are specifically set out in the legal opinions provided pursuant to Clause 4.1 (Initial conditions precedent).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Rollover Loan” means one or more Loans:

(a)                                   made or to be made on the same day that one or more maturing Loans relating to that Facility is or are due to be repaid;

(b)                                  the aggregate amount of which is equal to or less than the maturing Loan(s) relating to that Facility (unless it is more than the maturing Loan(s) solely because it arose as a result of the operation of Clause 6.2 (Unavailability of a currency));

(c)                                   in the same currency as the maturing Loan(s) relating to that Facility (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)                                  made or to be made to the same Borrower for the purpose of refinancing the maturing Loan(s) relating to that Facility.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.

“Screen Rate” means:

(a)                                   in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)                                  in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement entered into for the purpose, with the intention or which has the effect of preferring creditors on an insolvency of any person.

“Single Employer Plan” means a Plan subject to Title IV of ERISA maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group, other than a Multiemployer Plan.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” means a subsidiary within the meaning of section 736 of the Companies Act 1985 and, for the purpose of Clause 21 (Financial covenants) and in relation to financial statements of the Group, a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

“Substantial Portion” means assets which:

(a)                                   represent more than 10 per cent. of the consolidated assets of the Group, as shown in the most recent quarterly consolidated quarterly statements of the Company delivered to the Agent pursuant to Clause 20.1(b) (Financial statements) preceding the date on which such determination is made; or

(b)                                  are responsible for more than 10 per cent. of the consolidated net sales or of the net income of the Group for the 12 month period ending on the Quarter Date immediately preceding the date of determination as shown by the relevant quarterly financial statements delivered to the Agent pursuant to Clause 20.1(b) (Financial statements).

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Termination Date” means:

(a)                                   in relation to Facility A, the date which is 3 years after the date of this Agreement; and

(b)                                  in relation to Facility B, the date which is 5 years after the date of this Agreement.

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being €650,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being €325,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being €325,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                   the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                  the date on which the Agent executes the Transfer Certificate.

“Unfunded Current Liability” has the meaning given to it in Section 412(l)(8)(A) of the Code.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” or “United States” means the United States of America.

“US Bankruptcy Law” means the United States Bankruptcy Code of 1978, as amended from time to time, or any other United States federal or state bankruptcy, insolvency or similar law.

“US Fraudulent Transfer Law” means any applicable US Bankruptcy Law (including, without limitation, Section 548 of Title 11 of the United States Bankruptcy Code) or any US federal or state fraudulent transfer or conveyance statute and any related case law.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2                           Construction

(a)                            Unless a contrary indication appears, any reference in this Agreement to:

(i)                                      the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party”  shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                   “assets” includes present and future properties, revenues and rights of every description;

(iii)                                “dollars” or “US$” means the lawful currency for the time being of the United States of America.

(iv)                               “euro” or “€” refers to the single currency for the time being of the states which have adopted the euro in accordance with legislation of the European Community relating to Economic and Monetary Union.

(v)                                  a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(vi)                               “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)                            a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(viii)                         a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)                                 “sterling” or “£” means the lawful currency for the time being of the United Kingdom;

(x)                                    a provision of law is a reference to that provision as amended or re-enacted; and

(xi)                                 a time of day is a reference to London time.

(b)                           Section, Clause and Schedule headings are for ease of reference only.

(c)                            Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                           A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.3                           Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.                                 THE FACILITIES

2.1                           The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a)                                   a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)                                  a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility B Commitments.

2.2                           Finance Parties’ rights and obligations

(a)                            The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                           The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                            A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.                                 PURPOSE

3.1                           Purpose

Each Borrower shall apply all amounts borrowed by it under the Facilities for its general corporate purposes (including refinancing existing Financial Indebtedness).

3.2                           Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                 CONDITIONS OF UTILISATION

4.1                           Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2                           Further conditions precedent

(a)                            The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)                                      in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(ii)                                   the Repeating Representations to be made by the Company are true in all material respects and will be immediately after the Loan is made; and

(iii)                                in respect of the most recently ended testing period (in circumstances where the Company has not yet delivered a Compliance Certificate in respect of such testing period), the Agent has not received evidence that any financial covenants set out in Clause 21 (Financial Covenants) will not be complied with for that testing period.

4.3                           Conditions relating to Optional Currencies

(a)                            A currency will constitute an Optional Currency in relation to a Loan if:

(i)                                      it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)                                   it is sterling, US dollars or Canadian dollars or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the Utilisation Request for that Loan.

(b)                           If by the Specified Time the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will notify the Lenders of that request by the Specified Time.  Based on any responses received by the Agent by the Specified Time, the Agent will confirm to the Company by the Specified Time:

(i)                                      whether or not the Lenders have granted their approval; and

(ii)                                   if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4                           Maximum number of Loans

(a)                            A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 12 Loans (including Facility A Loans and Facility B Loans) would be outstanding.

(b)                           Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.                                 UTILISATION

5.1                           Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                           Completion of a Utilisation Request

(a)                            Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                      it identifies the Facility to be utilised;

(ii)                                   the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)                                the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)                               the proposed Interest Period complies with Clause 10 (Interest Periods); and

(v)                                  it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.

(b)                           Only one Loan may be requested in each Utilisation Request.

5.3                           Currency and amount

(a)                            The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)                           The amount of the proposed Loan must be:

(i)                                      if the currency selected is the Base Currency, a minimum of €10,000,000 (and an integral multiple of €1,000,000) or, if less, the Available Facility;

(ii)                                   if the currency selected is sterling or US dollars a minimum of £5,000,000 and US$10,000,000 respectively or, if less, the Available Facility; or

(iii)                                if the currency selected is an Optional Currency other than sterling or US dollars, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(iv)                               in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4                           Lenders’ participation

(a)                            If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)                           The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)                            The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5                           Designated Entities

Where a Lender (each a “Designating Lender”) has designated in the signature pages to this Agreement an Affiliate of itself (each a “Designated Entity”) as its Facility Office for the purpose of participating in or making Loans to a Borrower in a particular jurisdiction, the Parties unconditionally and irrevocably agree that such Designated Entity shall:

(a)                                   not have any Commitment (without prejudice to the Designated Lender’s Commitment);

(b)                                  be entitled to all rights and benefits (other than voting rights which shall remain with the Designating Lender) under this Agreement relating to its participation in any Loan to a Borrower in such designated jurisdiction; and

(c)                                   have the corresponding duties of a Lender in relation to such Loans, and shall be a party to this Agreement for that purpose.

Such Designating Lender will procure, subject to the terms of this Agreement, that the Designated Entity participates in a Loan to any Borrower in the relevant designated jurisdiction in place of such Designating Lender and the Parties to the Agreement shall be entitled to treat such Designated Entity as a Lender accordingly.

6.                                 OPTIONAL CURRENCIES

6.1                           Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in the Utilisation Request.

6.2                           Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)                                   a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)                                  a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.                                 REPAYMENT

Repayment of Loans

Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

8.                                 PREPAYMENT AND CANCELLATION

8.1                           Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)                                   that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                                  upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)                                   each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2                           Change of control

If there is a Change of Control:

(a)                                   the Company shall promptly notify the Agent upon becoming aware of that event;

(b)                                  a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(c)                                   if a Lender so requires and notifies the Agent within 30 days of the Company notifying the Agent of the event, the Agent shall:

(i)                                  as from the date of such notification cancel the Commitment of that Lender whereupon the Commitment of that Lender will be cancelled; and

(ii)                               declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents due and payable, whereupon all such outstanding amounts will become due and payable within 60 days of the Change of Control.

8.3                           Voluntary cancellation

The Company may, if it gives the Agent not less than 15 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €10,000,000 (and an integral multiple of €5,000,000)) of an Available Facility.  Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably under that Facility.

8.4                           Voluntary prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of €10,000,000 (and an integral multiple of €5,000,000)).

8.5                           Right of repayment and cancellation in relation to a single Lender

(a)                            If:

(i)                                      any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross up); or

(ii)                                   any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)                           On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                            On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.6                           Restrictions

(a)                            Any notice of cancellation or prepayment given by any Party under this Clause 8.6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                           Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                            Unless a contrary indication appears in this Agreement, any part of a Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)                           The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                            No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                              If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

9.           INTEREST

9.1         Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                   Margin;

(b)                                  LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)                                   Mandatory Cost, if any.

9.2         Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3         Default interest

(a)                            If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)                           If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                      the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                                   the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent and the rate which would have applied if the overdue amount had not become due, subject to any applicable restrictions under French law.

(c)                            Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4         Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.5         Canadian Regulatory Compliance

(a)                            For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a

360-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(b)                           If any provision of this Agreement would oblige a Canadian Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)                                      first, by reducing the amount or rate of interest required to be paid to the affected Lender hereunder; and

(ii)                                   thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

10.         INTEREST PERIODS

10.1       Selection of Interest Periods

(a)                            A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)                           Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of one week, 1, 2, 3 or 6 Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(c)                            An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(d)                           A Loan has one Interest Period only.

10.2       Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3       Taux Effectif Global

In order to comply with the provisions of Articles L313-1 and L313-2 of the French Consumer Code (Code de la Consommation), the effective global rate (taux effectif global) calculated in accordance with the Articles referred to above shall be as set out in a letter dated, and received by Aon France S.A. on, the date of this Agreement from the Agent to Aon France S.A. in the form of the letter at Schedule 10 (Form of TEG letter).

11.         CHANGES TO THE CALCULATION OF INTEREST

11.1                     Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2       Market disruption

(a)                            If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                                      the Margin;

(ii)                                   the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                                the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                           In this Agreement “Market Disruption Event” means:

(i)                                      at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for Dollars for the relevant currency and Interest Period; or

(ii)                                   before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3       Alternative basis of interest or funding

(a)                            If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations in good faith (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                           Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4       Break Costs

(a)                            Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                           Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.         FEES

12.1       Commitment fee

(a)                            The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed on a day to day basis at a percentage rate per annum equal to 40 per cent. of the applicable Margin which would apply to a Loan drawn on that day under the applicable Facility, such fee to be paid on that Lender’s Available Commitment under Facility A or Facility B, as the case may be, for the applicable Availability Period.

(b)                           The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective or as otherwise agreed by an Arranger and the Company.

12.2       Arrangement and participation fee

The Company shall pay to the Arranger an arrangement fee and a participation fee in the amount and at the times agreed in a Fee Letter or as otherwise agreed by an Arranger and the Company.

12.3       Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.         TAX GROSS UP AND INDEMNITIES

13.1       Definitions

(a)                            In this Agreement:

“Obligor’s Jurisdiction” means the jurisdiction under the laws of which an Obligor is incorporated or, if different, where that Obligor is treated as resident for the purposes of a double taxation treaty.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)                                      with respect to payments by an English Borrower:

(A)                           a Lender (other than a Lender within sub-paragraph (B) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(I)                                            a Lender:

1.                                     which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

2.                                     in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(II)                                        a Treaty Lender; or

(B)                             a building society (as defined for the purpose of section 477A of the Taxes Act).

(ii)                                   with respect to payments by a French Borrower, a Lender which is:

(A)                           lending through a Facility Office in France; or

(B)                             a Treaty Lender; or

(C)                             otherwise entitled under French tax law to receive interest payments from such Borrower without such Borrower being required to make any deduction or withholding for or on account of tax from a payment made under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means in respect of an Obligor’s Jurisdiction, a Lender entitled under the provisions of a double taxation treaty to receive payments of interest from a person resident in that jurisdiction without a deduction or withholding for or on account of Tax imposed by that jurisdiction (subject to completion of any necessary procedural formalities).

(b)                           Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in good faith in the absolute discretion of the person making the determination.

13.2       Tax gross up

(a)                            Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                           The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)                            If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                           An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom or France from a payment of interest on a Loan, if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation treaty, or any published practice or concession of any relevant taxing authority; or

(e)                            An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom, France, Germany or the Netherlands from a payment of interest on a Loan, if on the date on which the payment falls due the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (h) below.

(f)                              If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g)                           As soon as reasonably practicable after making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the

Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(h)                           A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in promptly completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.3       Tax indemnity

(a)                            The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                           Paragraph (a) above shall not apply:

(i)                                      with respect to any Tax assessed on a Finance Party:

(A)                           under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                             under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                                   to the extent a loss, liability or cost:

(A)                           is compensated for by an increased payment under Clause 13.2 (Tax gross up); or

(B)                             would have been compensated for by an increased payment under Clause 13.2 (Tax gross up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross up) applied.

(c)                            A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)                           A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4       Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                   a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                  that Finance Party has obtained, utilised and fully retained that Tax Credit on an affiliated group basis,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5       Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration and other similar Taxes payable in respect of any Finance Document.

13.6       Value added tax

(a)                            All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)                           If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)                            Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

14.         INCREASED COSTS

14.1       Increased costs

(a)                            Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                           In this Agreement “Increased Costs” means:

(i)                                      a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                   an additional or increased cost; or

(iii)                                a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2       Increased cost claims

(a)                            A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)                           Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount (and reasonable details of the calculation) of its Increased Costs.

14.3       Exceptions

(a)                            Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                      attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                                   compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)                                compensated for by the payment of the Mandatory Cost;

(iv)                               attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)                                  attributable to any day more than six months before the first date on which an officer of the relevant Finance Party, which officer is involved in the financing extended pursuant to this Agreement, becomes aware of the relevant Increased Cost.

(b)                           In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.         OTHER INDEMNITIES

15.1       Currency indemnity

(a)                            If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                      making or filing a claim or proof against that Obligor;

(ii)                                   obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                           Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2       Other indemnities

The Company shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                                   the occurrence of any Event of Default;

(b)                                  a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)                                   funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                  a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3       Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                   investigating any event which it reasonably believes is a Default;

(b)                                  acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.         MITIGATION BY THE LENDERS

16.1       Mitigation

(a)                            Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) and paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                           Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2       Limitation of liability

(a)                            The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)                           A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.         COSTS AND EXPENSES

17.1       Transaction expenses

The Company shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)                                   this Agreement and any other documents referred to in this Agreement; and

(b)                                  any other Finance Documents executed after the date of this Agreement.

17.2       Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3       Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.         GUARANTEE AND INDEMNITY

18.1       Guarantee and indemnity

The Company irrevocably and unconditionally:

(a)                                   guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)                                  undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Company shall immediately on demand pay that amount as if it was the principal obligor; and

(c)                                   indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party (a) if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal or (b) by operation of law.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2       Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3       Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                   the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                  each Finance Party shall be entitled to recover the value or amount of that security or payment from the relevant Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4       Waiver of defences

The obligations of the Company under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)                                   any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                  the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                   the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                  any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                   any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)                                     any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)                                  any insolvency or similar proceedings.

18.5       Immediate recourse

The Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Company under this Clause 18.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6       Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                                   refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Company shall not be entitled to the benefit of the same; and

(b)                                  hold in an interest-bearing suspense account any moneys received from the Company or on account of the Company’s liability under this Clause 18.

18.7       Deferral of Company’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Company will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)                                   to be indemnified by an Obligor;

(b)                                  to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)                                   to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

18.8       Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.9       Dollar conversion

Any amount payable in the Base Currency by the Company pursuant to the Finance Documents shall be paid, at the written request of any Finance Party, in dollars either:

(i)                                      in New York; or

(ii)                                   in such other jurisdiction as such Finance Party may elect.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.         REPRESENTATIONS

The Company makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1       Status

(a)                            It is a US corporation, duly formed and in good standing under the law of its jurisdiction of its place of incorporation and each other member of the Group is a limited company duly incorporated and validly existing under the law of its jurisdiction of the place of its incorporation except for Aon Finance N.S.1 ULC, which is an unlimited liability company incorporated and validly existing under the laws of Nova Scotia.

(b)                           It and each of its Subsidiaries possesses the capacity to sue and be sued in its own name and has the power to own its assets and carry on its business as it is being conducted except, in the case of a member of the Group which is not an Obligor, where failure to possess such capacity or to have such power could not reasonably be expected to have a Material Adverse Effect.

19.2       Binding obligations

Subject to the Reservations, the obligations of each Obligor expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

19.3       Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                                   any law or regulation applicable to it (including Regulations U and X);

(b)                                  its constitutional documents; or

(c)                                   any agreement or instrument binding upon it or any of its assets (in a manner which has or could reasonably be expected to have a Material Adverse Effect).

19.4       Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5       Validity and admissibility in evidence

All Authorisations required:

(a)                                   for the conduct of the business, trade and ordinary activities of it and each of its Subsidiaries or the ownership of their respective assets (except to the extent that failure to make pay or obtain the same could not reasonably be expected to have a Material Adverse Effect);

(b)                                  to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(c)                                   to make the Finance Documents to which each Obligor is a party, subject to the Reservations, admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6       No default

No Event of Default has occurred or is continuing at the date of this Agreement.

19.7       No breach

It and each of its Subsidiaries is not in breach of, or in default under, any agreement to which it is a party or which is binding on it or any of its assets, in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect.

19.8       No misleading information

(a)                            Any factual information provided by or on behalf of any member of the Group to any Finance Party (including for the purposes of the Information Package) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)                           Any financial projections contained in the Information Package have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)                            Nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in the information provided to any Finance Party (including the information contained in the Information Package) being untrue or misleading in any material respect as at the date thereof.

19.9       Financial statements

(a)                            The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)                           The Original Financial Statements fairly represent the financial condition and operations (consolidated in the case of the Company) of the relevant Obligor as at the end of and for the relevant financial year.

(c)                            Each of the latest financial statements delivered under Clause 20.1(a) (Financial statements) is prepared in accordance with GAAP and fairly represents the financial position of the relevant company as at the date of such financial statements and the results of its operations and its cash flows for the annual period ended on such date; and

(d)                           Each of the latest unaudited quarterly consolidated statements of income, stockholders’ equity and cash flows of the Company delivered under Clause 20.1(b) (Financial statements) fairly represents the consolidated financial condition and operations of the Company as at the date of such quarterly financial statements and the consolidated results of operations and cash flows for the relevant quarterly period, subject to normal year-end audit adjustments and the absence of footnotes.

19.10     Pari passu ranking

The payment obligations of each Obligor under the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated Financial Indebtedness, except for any obligations which are mandatorily preferred by law and not by contract.

19.11     No proceedings pending or threatened

No litigation, arbitration, investigation or administrative proceedings of or before any court, arbitral body or agency have been started or, to the knowledge of the Company’s officers, have been threatened against it or any of its Subsidiaries which in each case could reasonably be expected to have a Material Adverse Effect, except for the Disclosed Claims.

19.12     Compliance with laws and regulations

It and each of its Subsidiaries has complied in all material respects with all applicable laws and regulations (including Environmental Laws) to which it may be subject in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

19.13     Environmental

(a)                            It and each of its Subsidiaries has and has at all times complied with all applicable Environmental Law, non-compliance with which could reasonably be expected to have a Material Adverse Effect.

(b)                           Every consent, authorisation, licence or approval required under or pursuant to any Environmental Law by it and each of its Subsidiaries in connection with the conduct of its business and the ownership, use, exploitation or occupation of its assets, the absence or lack of which could reasonably be expected to have a Material Adverse Effect, has been obtained and is in full force and effect.

(c)                            There has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same which default could reasonably be expected to have a Material Adverse Effect.

(d)                           No circumstances have arisen (i) which would entitle any person to revoke, suspend, amend, vary, withdraw or refuse to amend any of the same or (ii) which might give rise to a claim against it and each of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect having regard to the cost to that company of meeting such a claim.

19.14     No Security

(a)                            No Security other than Permitted Security exists over all or any part of the assets of it or any of its Subsidiaries.

(b)                           The execution of the Finance Documents by each Obligor and the exercise of each of their respective rights and the performance of each of their respective obligations under the Finance Documents will not result in the creation of, or any obligation to create, any Security over or in respect of any of their assets.

19.15     No Material Adverse Change

Since 31 December 2003, no event has occurred which has had, or could be reasonably expected to have, a Material Adverse Effect, excluding the effect of any Disclosed Claims.

19.16     Taxes

(a)                            It and each of its Subsidiaries has complied in all material respects with all Tax laws in all jurisdictions in which it is subject to Tax and has paid all Tax due and payable by it.

(b)                           No claims are being asserted against it or any of its Subsidiaries in respect of Tax which could reasonably be expected to have a Material Adverse Effect except for assessments in relation to the ordinary course of its business or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest audited consolidated financial statements of the Company (or latest accounts audited if required by law of the relevant Obligor) or other information delivered to the Agent under this Agreement.

19.17     ERISA

(a)

(i)                                      The Funded Current Liability Percentage of all Single Employer Plans for the current plan year is at least 80 per cent.

(ii)                                   Neither the Company nor any other member of the Controlled Group maintains, or is obliged to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan.

(iii)                                Each Plan complies with all applicable requirements of law and regulations.

(iv)                               Neither the Company nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan.

(v)                                  There are no pending or, to the knowledge of the Company, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Company or any member of the Controlled Group with respect to a Plan.

(vi)                               Neither the Company nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such person to any liability.

(vii)                            Within the last five years neither the Company nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Current Liability being transferred out of the Controlled Group.

(viii)                         No ERISA Termination Event has occurred or is reasonably expected to occur with respect to any Plan which is subject to Title IV of ERISA.

(ix)                                 The Company will not, and will not permit any member of the Controlled Group to (i) seek a waiver of the minimum funding standards under ERISA, (ii) terminate or withdraw from any Plan or (iii) take any other action with respect to any Plan which would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Plan.

(b)                           The representations and warranties contained in Clause 19.17(a) shall only be breached if the circumstances relating to any actual breach have, or could reasonably be expected to have, a Material Adverse Effect.

19.18     Federal Reserve Regulations

No part of the proceeds of any Loan will be used, directly or indirectly, to purchase or carry any Margin Stock within the meaning of Regulation U in a manner that would violate Regulation U.

19.19     Investment Company and Public Utility Holding Company

Neither it nor any of its Subsidiaries is, or after giving effect to any Loan will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the US Investment Company Act of 1940 and the Company is not subject to regulation under the US Public Utility Holding Company Act of 1935.

19.20     Ownership of Properties

(a)                            As at the date of this Agreement, it and its Subsidiaries has a subsisting leasehold or freehold interest in, or good and marketable title to, free of all Security, other than any Permitted Security, all of the properties and assets reflected in the Original Financial Statements as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof;

(b)                           It and its Subsidiaries own or possess rights to use all licences, patents, patent applications, copyrights, service marks, trademarks and trade names necessary to continue to conduct their business as heretofore conducted, and no such licence, patent or trademark has been declared invalid, been limited by order of any court or by agreement or is the subject of any infringement, interference or similar proceeding or challenge, except for proceedings and challenges which could not reasonably be expected to have a Material Adverse Effect.

19.21     Insurance

The Group as a whole maintains, with financially sound and reputable insurance companies, insurance on its assets in such amounts and covering such risks as is consistent with sound business practice.

19.22     Insurance Licences

No material licence, permit or authorisation of any of it or its Subsidiaries to engage in the business of insurance or insurance-related activities is the subject of a proceeding for suspension or revocation, except where such suspension or revocation would not individually or, when aggregated, have a Material Adverse Effect.

19.23     Dutch Borrowers

(a)                            Each Dutch Borrower complies with the Dutch Banking Act and, to the extent applicable, any regulations promulgated thereunder.

(b)                           Each Dutch Borrower has verified that each Original Lender qualifies as a Professional Market Party and that it will have verified that each New Lender qualifies as a Professional Market Party.

(c)                            Each Dutch Borrower has given any works council (ondernemingsraad) that under the Works Council Act (Wet op de ondernemingsraden) has the right to give advice in relation to the entry into and performance of this Agreement, the opportunity to give such advice and has obtained positive advice from such works council.

19.24     Anti-Terrorism Law

Neither the Company, nor to the knowledge of the Company, any of its Affiliates, or its respective brokers or other agents acting or benefiting in any capacity in connection with the Commitment (i) is in violation of any Anti-Terrorism Law; (ii) is a Designated Person; (iii) conducts any business with or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person; or (iv) deals in any property or interest in property blocked pursuant to any Anti-Terrorism Law (it being acknowledged that this Clause 19.24 only applies to an Affiliate to the extent that it can so comply without breaching any law or regulation applicable to it).

19.25     Material Subsidiaries

Each member of the Group which, as at the date of this Agreement, is a Material Subsidiary is listed in Schedule 11 (Material Subsidiaries).

19.26     Repetition

The Repeating Representations are deemed to be made by the Company by reference (except where the contrary is expressly stated) to the facts and circumstances then existing on:

(a)                                   the date of each Utilisation Request and the first day of each Interest Period; and

(b)                                  in the case of an Additional Borrower, the day on which the company becomes (or it is proposed that the company becomes) an Additional Borrower.

20.         INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1       Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)                                   as soon as the same become available, (but in any event, in the case of the Company, within 90 days after the end of each of its Financial Years and, in the case of each other Obligor, within the time limit provided by law for the filing of the same)

(i)                                  its audited consolidated financial statements for that Financial Year; and

(ii)                               the financial statements of each other Obligor for that Financial Year audited to the extent required by the law of the jurisdiction of incorporation of such Obligor;

together with, where appropriate, a copy of the management letter (if any) addressed by the auditors to the directors of the relevant Obligor in connection with its auditing of the relevant accounts as soon as reasonably practicable after receipt of the letter by that Obligor,

(b)                                  as soon as the same become available, (but in any event within 45 days after the end of each consecutive period of 3 months ending on a Quarter Date), its unaudited consolidated quarterly statements of income, stockholders’ equity and cash flows for that financial quarter certified by the chief financial officer of the Company as fairly presenting the consolidated financial position of the Company as at, and for the quarterly period ending on, such Quarter Date, subject to normal year end adjustments and the absence of footnotes.

20.2       Compliance Certificate

(a)                            The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) and paragraph (b) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)                           Each Compliance Certificate shall be signed by the chief financial officer, vice-president or controller of the Company and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 20.1 (Financial statements), shall be reported on by the Company’s auditors in the form agreed by the Company and all the Lenders before the date of this Agreement.

20.3       Requirements as to financial statements

(a)                            Each set of financial statements delivered by the Company pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)                           The Company shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP.

20.4       Material Subsidiaries

With each set of financial statements delivered by the Company under paragraph (a)(i) of Clause 20.1 (Financial statements) (and within 14 days after any request made by the Agent), the Company shall supply to the Agent a certificate listing the Material Subsidiaries as at the end of the relevant Financial Year.

20.5       Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)                                   all documents dispatched by the Company to its shareholders or its creditors generally at the same time as they are dispatched;

(b)                                  promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which could reasonably be expected to have a Material Adverse Effect (including, for the avoidance of doubt, any changes to existing litigation, arbitration or administrative proceedings and the Disclosed Claims); and

(c)                                   promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

20.6       Notification

The Company shall notify the Agent promptly upon becoming aware of:

(a)                                   any change in the Debt Rating Level; and

(b)                                  any occurrence (including any third party claim or liability but other than of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect.

20.7       Plans

(a)                            Within 270 days of the close of each Financial Year, the Company shall deliver a statement of Funded Current Liability Percentage of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

(b)                           As soon as possible and in any event within 10 days after the Company knows that any ERISA Termination Event has occurred with respect to any Plan, the Company shall deliver a statement, signed by the chief financial officer of the Company, describing such ERISA Termination Event and the action which the Company proposes to take with respect thereto.

20.8       Securities and Exchange Commission

Promptly after they are filed, the Company shall deliver to the Agent copies of all registration statements and annual, quarterly, monthly or other regular reports which any member of the Group files with the US Securities and Exchange Commission (including (but not limited to) Form 10-K, 10-Q and 8-K statements) other than Form S-8 (or successor forms) registration statements and other registration statements or reports relating to employee stock programs.

20.9       Notification of default

The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

20.10     “Know your customer” checks

(a)                            If:

(i)                                      the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                   any change in the status of an Obligor after the date of this Agreement; or

(iii)                                a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                           Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)                            The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Borrower pursuant to Clause 25 (Changes to the Obligors).

(d)                           Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Borrower obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Borrower.

20.11     Use of websites

(a)                            The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)                                      the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                                   both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                                the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)                           The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)                            The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)                                      the Designated Website cannot be accessed due to technical failure;

(ii)                                   the password specifications for the Designated Website change;

(iii)                                any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                               any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                                  the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                           Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Company shall comply with any such request within ten Business Days.

21.         FINANCIAL COVENANTS

21.1       Financial condition

The Company shall ensure that:

(a)                                   Net Worth will not at any time be less than US$2,500,000,000;

(b)                                  the ratio of EBITDA to Consolidated Interest Expense for any Relevant Period will not be less than 4 to 1; and

(c)                                   the ratio of Borrowings on each Quarter Date (being the end of each Relevant Period) to EBITDA for that Relevant Period will not exceed 3 to 1.

21.2       Financial covenant calculations

For the purposes of Clause 21.1 (Financial Condition), EBITDA, Consolidated Interest Expense, and Net Worth shall be determined by reference to the appropriate quarterly management accounts and, once delivered, the audited consolidated financial statements of the Company, in each case, most recently delivered to the Agent under Clause 20.1(a) and (b) (Financial statements).

21.3       Definitions

In this Clause 21:

“Borrowings” means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of members of the Group (other than any indebtedness referred to in paragraphs (g) and (i) of the definition of Financial Indebtedness).

For this purpose, any amount outstanding or repayable in a currency other than dollars shall on that day be taken into account in its dollar equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the GAAP applicable to the Original Financial Statements of the Company.

“Consolidated Interest Expense” means, in relation to a Relevant Period, the consolidated net interest expense of the Group (for the avoidance of doubt, this definition shall be construed so as to be consistent with US GAAP).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Group calculated on a consolidated basis for such period.

“EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortisation and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realised other than in the ordinary course of business, all calculated for the Group on a consolidated basis, provided that, notwithstanding the foregoing provisions of this definition, no amounts shall be added pursuant to limbs (i) to (v) above for any losses, costs, expenses or other charges arising in connection with or resulting from the settlement of any Disclosed Claims or any payments in respect of any judgments or other orders thereon or any restructuring or other charges in connection therewith or relating thereto.

“Net Worth” means at any date the consolidated stockholders’ equity of the Company and its consolidated Subsidiaries (for the avoidance of doubt this definition shall be construed so as to be consistent with US GAAP).

“Relevant Period” means each period of four consecutive accounting quarters ending on a Quarter Date.

22.         GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1       Authorisations

The Company shall (and shall procure that each member of the Group shall) promptly obtain, comply with and do all that is necessary to maintain in full force and effect; and supply certified copies to the Agent of:

(a)                                   any Authorisation required for the conduct of its business, trade and ordinary activities save to the extent that failure to obtain, maintain or comply with the same could reasonably be expected not to have a Material Adverse Effect; and

(b)                                  to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2       Compliance with laws

The Company shall (and shall procure that each member of the Group shall) comply in all respects with all laws to which it may be subject, if failure so to comply could reasonably be expected to have a Material Adverse Effect.

22.3       Negative pledge

The Company shall not (and shall ensure that no other member of the Group shall) create or permit to subsist any Security over any of its assets other than Permitted Security.

22.4                     Merger

The Company will not, nor will it permit any member of the Group to, enter into any amalgamation, demerger, merger or reconstruction with or into any other person, except that:

(a)                                   a wholly-owned Subsidiary may merge into the Company or any wholly-owned Subsidiary of the Company;

(b)                                  the Company or any member of the Group may enter into any amalgamation, demerger, merger or reconstruction with any other person so long as the Company or such member of the Group respectively is the continuing or surviving corporation and, prior to and after giving effect to such amalgamation, demerger, merger or reconstruction, no Default or Event of Default is continuing; and

(c)                                   any member of the Group may enter into any amalgamation, demerger, merger or reconstruction as a means of effecting a disposition or acquisition which would not result in a Default or Event of Default, provided that, in the case of an Obligor, the Agent (if it so requests) receives an opinion in terms satisfactory to it and from counsel approved by it to the effect that after the relevant amalgamation, demerger, merger or reconstruction, the relevant Obligor remains bound by the terms of this Agreement.

22.5                     Conduct of business

The Company shall (and shall procure that taken as a whole, the Group shall) carry on and conduct its business in substantially the same manner and in substantially the same field of business as is carried on at the date of this Agreement provided however that nothing in this Clause 22.5 shall prohibit the dissolution or sale, transfer or other disposition of any Subsidiary that is not otherwise prohibited by this Agreement.

22.6                     Taxes

The Company shall (and shall ensure that each member of the Group shall) pay and discharge all Taxes and governmental charges payable by or assessed upon it in accordance with good business practice unless, and only to the extent that, such Taxes and charges shall be contested in good faith by appropriate proceedings, pending determination of which payment may lawfully be withheld, and there shall be set aside adequate reserves with respect to any such Taxes or charges so contested in accordance with GAAP.

22.7                     Insurance

The Company shall procure that the Group as a whole maintains with financially sound and reputable insurance companies, insurance on its assets and in such amounts and covering such risks as is consistent with sound business practice.

22.8                     Maintenance of assets

The Company shall (and shall ensure that each member of the Group shall) do all things necessary to maintain, preserve, protect and keep its assets in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements which are required in accordance with good business practice so that its business carried on in connection therewith may be properly conducted at all times.

22.9                     Access

Upon reasonable notice being given to the Company by the Agent, the Company shall permit the Agent and the Lenders and any person (being an accountant, auditor, solicitor, valuer or other professional adviser of the Agent) authorised by the Agent or Lender to have upon its reasonable request and at all reasonable times during normal business hours, access to any of the assets, premises, accounting books and records of any member of the Group and to discuss the affairs, finances and accounts of any member of the Company with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or Lenders may designate.

22.10               ERISA

(a)                            The Company shall fulfil, and cause each member of the Controlled Group to fulfil, its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan except where failure to fulfil such obligations individually or in aggregate would not have a Material Adverse Effect.

(b)                           The Company shall comply, and cause each member of the Controlled Group to comply, with all applicable provisions of ERISA and the Code with respect to each Plan, except where such failure to comply individually or in aggregate would not have a Material Adverse Effect.

(c)                            The Company shall not, and not permit any member of the Controlled Group to, (i) seek a waiver of the minimum funding standards under ERISA, (ii) terminate or withdraw from any Plan or (iii) take any other action with respect to any Plan which would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Plan, unless the actions or events described in (i), (ii) or (iii) above individually or in the aggregate would not have a Material Adverse Effect.

22.11               Pari passu

The Company shall ensure that its obligations and those of each of the other Obligors under the Finance Documents shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Financial Indebtedness, except for any obligations which are mandatorily preferred by law and not by contract.

22.12               Use of Proceeds

The Company shall not (and shall ensure that no other member of the Group shall) use any of the proceeds of the Loans to purchase or carry any Margin Stock.

22.13               Dividends

The Company shall not, so long as any Event of Default has occurred and is continuing declare or pay any dividends or other distribution in relation to its capital stock or repay or prepay, redeem or purchase or otherwise acquire or retire any of its capital stock or any options or other rights in respect thereof at any time outstanding.

22.14               Affiliates

The Company shall not (and shall ensure that no other member of the Group shall) enter into any transaction (including, without limitation, the purchase or sale of any asset or service) with, or make any payment or transfer to, any Affiliate other than transactions, payments or transfers:

(a)                                   between the Company and any direct or indirect wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company; or

(b)                                  on arms’ length terms and in the ordinary course of the day to day business, and pursuant to the reasonable requirements, of the relevant member of the Group and in accordance with good business practice.

22.15               Change in Financial Year

In respect of the Company only change its Financial Year to end on any date other than 31 December of each year.

22.16               Inconsistent Agreements

(a)                            The Company shall not (and shall ensure that no other member of the Group shall) enter into any indenture, agreement, instrument or other arrangement which:

(i)                                      directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon the incurrence of the obligations of the Obligors under the Finance Documents, the amending of the Finance Documents or the ability of any Subsidiary of the Company to:

(A)                           pay dividends or make other distributions on its issued share capital;

(B)                             make loans or advances to the Company; or

(C)                             repay loans or advances from the Company

where, in the cases of (A), (B) and (C), such prohibition, restraint or imposition has, or could reasonably be expected to have, a material adverse effect on the ability of the Company to comply with its payment obligations under the Finance Documents; or

(ii)                                   contains any provision which would be violated or breached by the making of Loans or by the performance by any Obligor of any of its obligations under any Finance Document.

22.17               Disposals

(a)                            The Company will not, nor will it permit any member of the Group to, enter into a single transaction or series of transactions (whether related or not) to sell, transfer, lease or otherwise dispose of (i) any share in, or any security issued by, any person or any interest therein or in the capital of any person or (ii) any business or going concern.

(b)                           Paragraph (a) above does not apply to any such sale, transfer, lease or other disposal:

(i)                                      where 100 per cent. of the consideration (after deducting fees and transaction costs properly incurred and Taxes paid or reasonably estimated by the Company to be payable (as certified by the Company to the Agent) as a result of that sale, transfer, lease or disposal) is received at arm’s length for full value in cash (the “Net Proceeds”) no later than the date of completion of the relevant transaction and such Net Proceeds are immediately following receipt applied in or towards prepayment of the Loans pro rata across the Facilities;

(ii)                                   by any member of the Group to any other member of the Group;

(iii)                                of any premium finance receivables pursuant to the Cananwill Documents;

(iv)                               of cash equivalent investments in the usual course of treasury business of the Group; or

(v)                                  where the consideration receivable (when aggregated with the consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iv) above), does not exceed:

(A)                           an amount equal to 10 per cent. of the consolidated assets of the Group in the Financial Year in which such sale, lease, transfer or other disposal is made; or

(B)                             an amount equal to 25 per cent. of the consolidated assets of the Group from the date of the Agreement,

in each case, as would be shown in the consolidated financial statements of the Group as at the end of the quarter immediately preceding the date on which such sale, transfer, lease or other disposal is made.

22.18               Dutch Borrowers

Each Dutch Borrower shall ensure that it complies with the Dutch Banking Act and, to the extent applicable, any regulations promulgated thereunder.

22.19               Anti-Terrorism Law

(a)                            The Company will not, nor will it permit any of its Affiliates to, knowingly (i) conduct any business with or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person; or (ii) deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to any Anti-Terrorism Law (it being acknowledged that this sub-paragraph (a) only applies to an Affiliate to the extent that it can so comply without breaching any law or regulation applicable to it).

(b)                           No Designated Person shall have a controlling interest of any nature whatsoever in the Company with the result that an investment in the Company (whether direct or indirect) or the Commitment would be in violation of any Anti-Terrorism Law.

22.20               Acquisitions and investments

(a)                            The Company shall not (and shall ensure that no other member of the Group will):

(i)                                      invest in or acquire any share in, or any security issued by, any person, or any interest therein or in the capital of any person, or make any capital contribution to any person (or agree to do any of the foregoing); or

(ii)                                   invest in or acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person (or agree to do any of the foregoing).

(b)                           Paragraph (a) above does not apply to:

(i)                                      any acquisition of all or any part of any business or all or any part of the issued share capital of a limited liability company if:

(A)                           no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(B)                             the company or business which is acquired, or of which part is acquired, carries on, or is, a business substantially the same as that carried on by the Group; and

(C)                             the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness remaining in the acquired company or business or part thereof at the date of acquisition (when aggregated with the consideration for any other acquisition permitted under this paragraph (b) and any Financial Indebtedness remaining in any such acquired companies or businesses at the time of acquisition) would not:

(I)                                            in the Financial Year in which such acquisition is closed, exceed in aggregate an amount equal to 10 per cent. of the consolidated assets of the Company and its Subsidiaries; or

(II)                                        from the date of this Agreement, exceed in aggregate an amount equal to 25 per cent. of the consolidated assets of the Company and its Subsidiaries,

in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the end of the quarter immediately preceding the closing date of such acquisition;

(ii)                                   the acquisition by a member of the Group of cash equivalent investments in the ordinary course of treasury business of the Group; or

(iii)                                the investment by any member of the Group in any other member of the Group.

23.                           EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default.

23.1                     Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless payment is made within 5 Business Days of its due date.

23.2                     Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3                     Other obligations

(a)                            An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

(b)                           No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 days of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

23.4                     Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document (other than the representation made by the Company in respect of each Dutch Borrower pursuant to paragraphs (a) and (b) of Clause 19.23 (Dutch

Borrowers) if caused by information which that Dutch Borrower may request under Clause 24.8 (Professional Market Party) proving to be incorrect as to a New Lender’s Professional Market Party status) is or proves to have been incorrect in any material respect when made or deemed to be made.

23.5                     Cross default

(a)                            Any Financial Indebtedness of any member of the Group is not paid when due (taking into account any originally applicable grace period.)

(b)                           Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                            Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)                           Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)                            No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US $25,000,000 (or its equivalent in any other currency or currencies).

23.6                     Insolvency

Any Obligor or any Material Subsidiary:

(a)                                   (other than in the case of a Dutch entity) becomes insolvent, commits an act of bankruptcy, suspends payment of its debts or is unable or admits its inability to pay its debts as they fall due or is over-indebted (überschuldet) or in the case of a Dutch entity, is in a position that it has ceased to pay its debts (verkeert in de toestand dat hij heeft opgehouden te betalen) within the meaning of Section 1 of the Dutch Bankruptcy Act (Faillissementswet);

(b)                                  by reason of actual or anticipated financial difficulty commences negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its Financial Indebtedness; or

(c)                                   proposes or enters into any composition, general assignment or other arrangement for the benefit of its creditors generally or any class of creditors.

23.7                     Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)                                   the suspension of payments, a moratorium of any indebtedness, bankruptcy, winding-up, dissolution, administration, reorganisation or any other insolvency proceedings (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any Material Subsidiary other than:

(i)                                  in relation to a solvent liquidation, reconstruction or reorganisation of an Obligor or Material Subsidiary, the terms of which have been previously approved in writing by the Majority Lenders; or

(ii)                               any winding up or petition which is frivolous or vexatious and which is, in any event, discharged within 21 days of its presentation and before it is advertised.

(b)                                  the appointment of a liquidator (other than in respect of a solvent liquidation of an Obligor or Material Subsidiary, the terms of which have been previously approved in writing by the Majority Lenders), trustee in bankruptcy, receiver, administrative receiver, administrator, custodian, conservator, sequestrator, compulsory manager or other similar officer in respect of an Obligor or a Material Subsidiary, a Substantial Portion of the assets of the Group, or any analogous procedure or step is taken in any jurisdiction in respect of an Obligor or any Material Subsidiary.

23.8                     Attachment or Distress

A creditor or encumbrancer attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against the assets of the Company or any member of the Group which assets amount to a Substantial Portion and such process is not discharged within 28 days except that, in the case of a Dutch Borrower, no such grace period shall apply in case of an executory attachment (“executoriaal beslag”).

23.9                     Expropriation

Any court, government or government agency shall condemn, seize or otherwise appropriate, or take custody or control of (each an “Expropriation”), all or any portion of the assets of any member of the Group which, when taken together with all other assets of the Group so condemned, seized, appropriated or taken custody or control of, during the 12 month period ending with the month in which any such Expropriation occurs, constitutes a Substantial Portion.

23.10               Undischarged Judgment

Any Obligor or Material Subsidiary fails within 30 days to pay, bond, or otherwise discharge any judgment or order for the payment of an amount in excess of US $25,000,000 (or multiple judgments or orders for the payment of an aggregate amount of US $50,000,000) unless such judgment (or judgments) are being contested in good faith and no enforcement actions have been commenced in relation thereto.

23.11               Qualification of Financial Statements

The auditors of the Company issue any qualification in respect of the audited consolidated financial statements of the Company for any of its Financial Years where the circumstances to which such qualification relates have, or could reasonably be expected to have, a Material Adverse Effect.

23.12               Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a wholly-owned Subsidiary of the Company.

23.13               Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.14               Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.15               ERISA

It shall be determined by the Company, any Borrower, any Subsidiary, or the actuary of any of the foregoing that the Funded Current Liability Percentage of any Single Employee Plan is such that the Company, any Borrower or any Subsidiary shall be required to make a Deficit Reduction Contribution for such Plan with respect to any plan year.

23.16               Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)                                   cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)                                  declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and

(c)                                   declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

24.                           CHANGES TO THE LENDERS

24.1                     Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)                                   assign any of its rights; or

(b)                                  transfer by novation any of its rights and obligations,

to another bank or financial institution which is, in each case, a Professional Market Party (the “New Lender”).

24.2                     Conditions of assignment or transfer

(a)                            The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing.

(b)                           The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed.  The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)                            The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)                           An assignment will only be effective on:

(i)                                      receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)                                   performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)                            A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with and if such transfer is in respect of a Commitment of at least €5,000,000 or, if less, the whole Commitment of the Existing Lender.

(f)                              Any assignment or transfer by an Existing Lender to a New Lender may be in respect of that Existing Lender’s Facility A Commitment and/or Facility B Commitment, in any proportion.

(g)                           If:

(i)                                      a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                                   as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(h)                           If any Existing Lender assigns its rights under this Agreement a written instrument by which such rights are assigned must be notified to any Borrower incorporated in France by bailiff (“huissier”) in accordance with the provision of article 1690 of the French Civil Code at the cost of the Existing Lender concerned.

24.3                     Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US $1,500.

24.4                     Limitation of responsibility of Existing Lenders

(a)                            Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                      the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                   the financial condition of any Obligor;

(iii)                                the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                               the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                           Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                      has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                   will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                            Nothing in any Finance Document obliges an Existing Lender to:

(i)                                      accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)                                   support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5                     Procedure for transfer

(a)                            Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                           The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                            On the Transfer Date:

(i)                                      to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                   each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                                the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                               the New Lender shall become a Party as a “Lender”.

24.6                     Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

24.7                     Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)                                   to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)                                  with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)                                   to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.  This Clause supersedes any previous agreement relating to the confidentiality of this information.

24.8                     Professional Market Party

(a)                            Each Lender represents and warrants for the benefit of each Dutch Borrower that it qualifies as, and will at all times be, a Professional Market Party.

(b)                           Subject to paragraph (c) below, each Existing Lender shall notify the Company and any Dutch Borrower promptly of any proposed transfer or assignment, even in circumstances where the consent of the Company is not required under Clause 24.2(a) above and the Existing Lender shall provide each Dutch Borrower with information in respect of the proposed New Lender reasonably required by that Dutch Borrower with a view to enabling that Dutch Borrower to verify the Professional Market Party status of such proposed New Lender at least five Business Days prior to the proposed Transfer Date or assignment date pursuant to which the proposed New Lender would become a New Lender under this Agreement.

(c)                            The Existing Lender shall not be required to provide a Dutch Borrower with information where the Professional Market Party status of a New Lender can be determined by a Dutch Borrower on the basis of the New Lender’s entry in a public register (including on-line registers available on the internet) of the Dutch Central Bank (“DCB”), or a public register of a regulator of a country referred to in Clause 1.e.11 of the Dutch Banking Act Exemption Regulation exercising supervision over the Professional Market Party to the extent generally accessible via the internet.

25.                           CHANGES TO THE OBLIGORS

25.1                     Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2                     Additional Borrowers

(a)                            Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.10 (“Know your customer” checks), the Company may request that any of its wholly-owned Subsidiaries becomes an Additional Borrower.  That Subsidiary shall become an Additional Borrower if:

(i)                                      in relation to any Subsidiary not incorporated in England and Wales, France, The Netherlands, Germany or Canada, all the Lenders approve the addition of that Subsidiary (such approval not to be unreasonably withheld);

(ii)                                   the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)                                the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)                               the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)                           The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.3                     Resignation of a Borrower

(a)                            The Company may request that a Borrower (other than, if applicable, the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)                           The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)                                      no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)                                   the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4                     Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the Company that the Repeating Representations are true and correct in relation to the relevant Subsidiary as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

26.                           ROLE OF THE AGENT AND THE ARRANGER

26.1                     Appointment of the Agent

(a)                            Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                           Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2                     Duties of the Agent

(a)                            The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                           Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                            If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)                           If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)                            The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3                     Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4                     No fiduciary duties

(a)                            Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)                           Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5                     Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6                     Rights and discretions of the Agent

(a)                            The Agent may rely on:

(i)                                      any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                   any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                           The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                      no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)                                   any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)                                any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                            The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                           The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                            The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                              Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7                     Majority Lenders’ instructions

(a)                            Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                           Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                            The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                           In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                            The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8                     Responsibility for documentation

Neither the Agent nor the Arranger:

(a)                                   is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Package; or

(b)                                  is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9                     Exclusion of liability

(a)                            Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                           No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)                            The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                           Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

26.10               Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11               Resignation of the Agent

(a)                            The Agent may resign and (subject to reasonable notice and to prior consultation with the Company) appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)                           Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)                            If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom.

(d)                           The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                            The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                              Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                           After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12               Confidentiality

(a)                            In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                           If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.13               Relationship with the Lenders

(a)                            The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                           Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

26.14               Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                   the financial condition, status and nature of each member of the Group;

(b)                                  the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                   whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                  the adequacy, accuracy and/or completeness of the Information Package and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15               Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16               Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.                           CONDUCT OF BUSINESS BY THE FINANCE PARTIES

(a)                            No provision of this Agreement will:

(i)                                      interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(ii)                                   oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(iii)                                oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

(b)                           Notwithstanding any other provision of this Agreement, the Parties hereby agree that each such Party (and each employee, representative, or other agent of such Party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such U.S. tax treatment and U.S. tax structure.

28.                           SHARING AMONG THE FINANCE PARTIES

28.1                     Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                                   the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)                                  the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                   the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2                     Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3                     Recovering Finance Party’s rights

(a)                            On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                           If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4                     Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                   each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                  that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5                     Exceptions

(a)                            This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                           A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                      it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                                   that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.                           PAYMENT MECHANICS

29.1                     Payments to the Agent

(a)                            On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                           Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2                     Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

29.3                     Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4                     Clawback

(a)                            Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                           If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5                     Partial payments

(a)                            If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                                      first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Arranger under the Finance Documents;

(ii)                                   secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                                thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                               fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                           The Agent shall, if so directed by all the Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                            Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6                     No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7                     Business Days

(a)                            Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                           During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8                     Currency of account

(a)                            Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                           A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                            Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                           Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                            Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9                     Change of currency

(a)                            Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                      any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)                                   any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                           If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.                           SET-OFF

Without prejudice to their rights at law, at any time while an Event of Default has occurred and is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.                           NOTICES

31.1                     Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2                     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                   in the case of the Company, that identified with its name below;

(b)                                  in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                   in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3                     Delivery

(a)                            Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                      if by way of fax, when received in legible form; or

(ii)                                   if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)                           Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)                            All notices from or to an Obligor shall be sent through the Agent.

(d)                           Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4                     Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5                     Electronic communication

(a)                            Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                                      agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                   notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                                notify each other of any change to their address or any other such information supplied by them.

(b)                           Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6                     English language

(a)                            Any notice given under or in connection with any Finance Document must be in English.

(b)                           All other documents provided under or in connection with any Finance Document must be:

(i)                                      in English; or

(ii)                                   if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.                           CALCULATIONS AND CERTIFICATES

32.1                     Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2                     Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3                     Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.                           PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.                           REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.                           AMENDMENTS AND WAIVERS

35.1                     Required consents

(a)                            Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)                           The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2                     Exceptions

(a)                            An amendment or waiver that has the effect of changing or which relates to:

(i)                                      the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                                   an extension to the date of payment of any amount under the Finance Documents;

(iii)                                a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable (other than where paragraph (c) below applies);

(iv)                               an increase in or an extension of any Commitment.

(v)                                  a change to the Borrowers or to the Company as guarantor other than in accordance with Clause 25 (Changes to the Obligors);

(vi)                               Clause 18 (Guarantee and indemnity);

(vii)                            any provision which expressly requires the consent of all the Lenders; or

(viii)                         Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties) or this Clause 35,

shall not be made without the prior consent of all the Lenders.

(b)                           An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

(c)                            An amendment or waiver that has the effect of changing or which relates to:

(i)                                      the “Margin” in relation to Facility A or, as the case may be, Facility B; or

(ii)                                   Clause 12.1 (Commitment fee) as it relates to Facility A, or as the case may be, Facility B;

shall not be made without the prior consent of all the Facility A Lenders or all the Facility B Lenders as appropriate.

36.                           COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.                           WAIVER OF CONSEQUENTIAL DAMAGES

In no event shall any Finance Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Company hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

38.                           GOVERNING LAW

This Agreement is governed by English law.

39.                           ENFORCEMENT

39.1                     Jurisdiction

(a)                            The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                           The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                            This Clause 39.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2                     Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)                                   irrevocably appoints Aon Finance Limited of 8 Devonshire Square, London EC2M 4PL, Attention: Aon Law Division as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                  agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL BORROWERS

Name of Original Borrower	Jurisdiction of Incorporation	Registration number (or equivalent, if any)

AON FINANCE LIMITED	England and Wales	000777539

AON LIMITED	England and Wales	00210725

AON FRANCE S.A.	France	682019377 RCS NANTERRE

AON HOLDINGS B.V.	The Netherlands	24191863

AON JAUCH & HÜBENER HOLDINGS GMBH	Germany	AG Hamburg, HRB 54969

AON FINANCE N.S.1, ULC	Canada (Nova Scotia)	3092079

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment	Facility B Commitment
	(€)	(€)

Citibank International plc	37,083,333.34	37,083,333.34

ING Bank N.V.	37,083,333.33	37,083,333.33

The Royal Bank of Scotland plc	37,083,333.33	37,083,333.33

Australia and New Zealand Banking Group Limited	24,000,000	24,000,000

Barclays Bank PLC	24,000,000	24,000,000

CALYON	24,000,000	24,000,000

National Australia Bank Limited A.B.N. 12 004 044 937	24,000,000	24,000,000

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.	24,000,000	24,000,000

Banca di Roma S.p.A. London Branch	12,500,000	12,500,000

Banco Santander Central Hispano	12,500,000	12,500,000

Commerzbank Aktiengesellschaft, London Branch	12,500,000	12,500,000

JP Morgan Chase Bank N.A.	12,500,000	12,500,000

Natexis Banques Populaires	12,500,000	12,500,000

RBC Finance B.V.	12,500,000	12,500,000

Standard Chartered Bank	12,500,000	12,500,000

The Bank of New York	6,250,000	6,250,000

	325,000,000	325,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.                                 Original Obligors

(a)                            A copy of the constitutional documents of each Original Obligor, an extract from the Dutch trade register (handelsregister) relating to the Dutch Borrower and an excerpt from the commercial register (dated no earlier than 10 days prior to the date of this Agreement) relating to the German Borrower.

(b)                           A copy of a resolution of the board of directors, the supervisory board of directors, or the general meeting of its shareholders, or equivalent corporate authority documentation as appropriate, of each Original Obligor or, in the case of the Company, a certificate of an authorised signatory of the Company setting out the terms of a resolution of the board of Directors:

(i)                                      approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)                                   authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                                authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)                            A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)                           A certificate of the Company dated no earlier than the date of this Agreement (signed by an officer) confirming:

(i)                                      that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded;

(ii)                                   the representations made by the Company in the Agreement are true and accurate;

(iii)                                that since 31 December 2003, no event (excluding the effect of any Disclosed Claims) has occurred which has had, or could be reasonably expected to have a Material Adverse Effect;

(iv)                               that no litigation, arbitration, investigation or administrative proceedings of or before any court or agency have been started or, to the knowledge of the Company’s officers, been threatened against it or any of its Subsidiaries which, in each case, if adversely determined, could reasonably be expected to have a Material Adverse Effect, except for the Disclosed Claims;

(v)                                  that there is no subsisting unsatisfied judgement or award in an amount exceeding US $25,000,000 given against the Company of any of its Subsidiaries by any court, arbitrator, or other body; and

(vi)                               the Debt Rating Level as at that date.

(e)                            A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)                              In respect of the Dutch Borrower, a copy of the positive unconditional advice of any works council (ondernemingsraad) that under the Works Council Act (Wet op de ondernemingsraden) has the right to give advice in relation to the entry into and performance of this Agreement, or confirmation that no such advice is required.

2.                                 Legal opinions

(a)                            Legal opinions of Linklaters, legal advisers to the Arranger and the Agent in England, France, Germany and The Netherlands (excluding capacity and authority);

(b)                           A legal opinion of Cox Hanson O’Reilly Matheson, legal advisers to the Arranger and the Agent in the Canadian province of Nova Scotia;

(c)                            Legal opinions of in house counsel of the Group in France, Germany, the Netherlands, the State of Illinois and, as to matters of the General Corporation Law, the State of Delaware, in each case in respect of capacity and authority; and

(d)                           A legal opinion of Sidley Austin Brown & Wood LLP, legal advisers to the Group in the US and Stewart McKelvey Stirling Scales, legal advisers to the Group in the Canadian province of Nova Scotia, in each case substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.                                 Other documents and evidence

(a)                            Evidence that any process agent referred to in Clause 39.2 (Service of process),  if not an Original Obligor, has accepted its appointment.

(b)                           A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly prior to the date of this Agreement) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)                            The Original Financial Statements of each Original Obligor (other than in respect of Aon Finance N.S.1, ULC).

(d)                           Evidence that each Fee Letter has been duly executed by the parties to it.

(e)                            Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) or, if earlier within 10 days of the date of this Agreement and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(f)                              Evidence that the €250,000,000 revolving credit facility provided pursuant to the credit agreement dated 24 September 2001 (as amended) has been (or will be on the first Utilisation Date) cancelled and prepaid in full.

(g)                           Evidence of the successful (being a minimum amount of $600,000,000) syndication of the US facilities provided to the Company and certain Subsidiaries pursuant to a credit agreement dated on or around 3 February 2005.

(h)                           The original letter relating to the effective global rate (taux effectif global) in the form of the letter at schedule 10 (Form of TEG letter) and countersigned on behalf of the French Borrower.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL BORROWER

1.                                 An Accession Letter, duly executed by the Additional Borrower and the Company.

2.                                 A copy of the constitutional documents of the Additional Borrower.

3.                                 A copy of a resolution of the board of directors, supervisory board of shareholders’ meeting or equivalent corporate authority documentation as applicable, of the Additional Borrower:

(i)                                      approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(ii)                                   authorising a specified person or persons to execute the Accession Letter on its behalf; and

(iii)                                authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.                                 A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.                                 A certificate of the Additional Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.

6.                                 A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

7.                                 A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

8.                                 If available, the latest audited financial statements of the Additional Borrower.

9.                                 A legal opinion of Linklaters, legal advisers to the Arranger and the Agent in England.

10.                           If the Additional Borrower is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Borrower is incorporated.

11.                           Legal opinions of in house counsel of the Group in France, Germany and the Netherlands in respect of due execution by any French Borrower, German Borrower or Dutch Borrower.

12.                           If the proposed Additional Borrower is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 39.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Borrower.

13.                           If the proposed Additional Borrower is a Dutch Borrower, a copy of the positive unconditional advice of any works council (ondernemingsraad) that under the Works Council Act (Wet op de ondernemingsraden) has the right to give advice in relation to the entry into and performance of the Finance Documents.

SCHEDULE 3

UTILISATION REQUEST

From:                  [Name of relevant Borrower] (as Borrower)

To:          Citibank International plc (as Agent)

Dated:

Dear Sirs

Aon Corporation - €650,000,000 Facility Agreement
dated [             ] February 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

	Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day)

	Facility to be utilised:	[Facility A] [Facility B]

	Currency of Loan:	[ ]

	Amount:	[ ] or, if less, the Available Facility

	Interest Period:	[1 week, 1, 2, 3 or 6 months]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

SCHEDULE 4

MANDATORY COST FORMULAE

1.                                 The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                 On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                 The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                 The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)                               in relation to a sterling Loan:

AB + C(B - D) + Ex0.01	per cent. per annum
100 - (A + C)

(b)                              in relation to a Loan in any currency other than sterling:

Ex0.01	per cent. per annum.
300

Where:

A                                            is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                              is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C                                              is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                             is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E                                               is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                 For the purposes of this Schedule:

(a)                               “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                              “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                               “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                              “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                 In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                 If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                 Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                               the jurisdiction of its Facility Office; and

(b)                              any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.                                 The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                           The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                           The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                           Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.                           The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:          Citibank International plc (as Agent)

From:      [             ] (the “Existing Lender”) and [             ] (the “New Lender”)

Dated:

Aon Corporation - €650,000,000 Facility Agreement
dated [            ] February 2005 (the “Agreement”)

1.                                 We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                 We refer to Clause 24.5 (Procedure for transfer):

(a)                               The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)                              The proposed Transfer Date is [                  ].

(c)                               The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.                                 The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.                                 This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.                                 This Transfer Certificate is governed by English law.

6.                                 The New Lender represents and warrants for the benefit of each Dutch Borrower that it qualifies as a Professional Market Party.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                        ].

Citibank International plc

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:          Citibank International plc (as Agent)

From:      [Subsidiary] and Aon Corporation

Dated:

Dear Sirs

Aon Corporation - €650,000,000 Facility Agreement
dated [             ] February 2005 (the “Agreement”)

1.                                 We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                 [Subsidiary] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower pursuant to Clause 25.2 (Additional Borrowers) of the Agreement.  [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                 [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.                                 No Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.

5.                                 This Accession Letter is governed by English law.

Aon Corporation         [Subsidiary]

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:          Citibank International plc (as Agent)

From:      [resigning Borrower] and Aon Corporation

Dated:

Dear Sirs

Aon Corporation - €650,000,000 Facility Agreement
dated [             ] February 2005 (the “Agreement”)

1.                                 We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.                                 Pursuant to Clause 25.3 (Resignation of a Borrower), we request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.

3.                                 We confirm that:

(a)                               no Default is continuing or would result from the acceptance of this request; and

(b)                              the provisions of Clause 25.3 (Resignation of a Borrower) are otherwise complied with.

4.                                 This Resignation Letter is governed by English law.

Aon Corporation	[Subsidiary ]

By:	By:

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:          Citibank International plc (as Agent)

From:      Aon Corporation

Dated:

Dear Sirs

Aon Corporation - €650,000,000 Facility Agreement
dated [             ] February 2005 (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1.                                 [We confirm that no Default is continuing.]*

2.                                 We confirm that:

(a)                               as at [                      ] Net Worth was [                    ]

(b)                              the ratio of EBITDA to Consolidated Interest Expense for the Relevant Period ended on [                    ] was [                    ] to 1

(c)                               as at [                    ] the ratio of Borrowings to EBITDA for the Relevant Period ended on [                    ] was [                    ] to 1.

Signed:

[Chief Financial Officer][Vice-president]
[Controller] of Aon Corporation

*insert applicable certification language

We have reviewed the Agreement and audited consolidated financial statements of Aon Corporation for the year ended [                    ].

On the basis of that review and audit, nothing has come to our attention which would require any modification to the confirmations in paragraph 3 of the above Compliance Certificate [or which we know to be a continuing Default].

*                                         If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

for and on behalf of
name of auditors of Aon Corporation

SCHEDULE 9

TIMETABLES

“D -   “ refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

	Loans in euro	Loans in sterling	Loans in other currencies
Request for approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	D - 5 10:00 a.m.

Agent notifies the Lenders of the request (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	D - 5 3:00 p.m.

Responses by Lenders to the request (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	D - 4 1:00 p.m.

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	D - 4 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D - 3 10:00 a.m.	D - 1 10:00 a.m.	D - 3 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’  participation)

	D - 3 11:00 a.m.	D - 1 11:00 a.m.	D - 3 11:00 a.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	—	Quotation Day as of 3:00 p.m.	Quotation Day as of 3:00 p.m.

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	—	Quotation Day as of 5:00 p.m.	Quotation Day as of 5:00 p.m.

SCHEDULE 10

FORM OF TEG LETTER

To:                                                      Aon France S.A.

From:                                          Citibank International plc (as Agent)

Dated:                                     [                   ] February 2005

Dear Sirs

Aon France S.A.  – Aon Corporation -  €650,000,000 Facility Agreement
dated [       ] February 2005 (the “Agreement”)

1.                                 We refer to the Agreement.

2.                                 Terms defined in the Agreement shall bear the same meaning in this letter unless otherwise defined in this letter. References to Clauses in this letter are references to Clauses in the Agreement.

3.                                 We confirm that:

(a)                            this is the letter referred to in Clause 10.3 (Taux Effectif Global) of the Agreement;

(b)                           you acknowledge that, due to the fact that interest payable under the Agreement is to be calculated on a floating rate basis by references to LIBOR or EURIBOR for Interest Periods selected by a Borrower, it is not possible to compute the effective global rate (“taux effectif global”) for the lifetime of the Facilities; and

(c)                            in order to comply with the provisions of Articles L313-1 and L313-2 of the French “Code de la Consommation”, and only as an indication based on the assumptions described below, an example of calculation of the effective global rate can be given as follows:

(i)                                      for an Interest Period of three months and at € EURIBOR rate of [  ]% per annum, a rate for the Facilities (taux de période) of [  ]%;

(ii)                                   for an Interest Period of six months and at £ LIBOR rate of [  ]% per annum, a rate for the Facilities (taux de période) of [  ]%

The above rates are given on an indicative basis and on the basis (a) that drawdown for the full amount of the Facilities will be made on [  ] February 2005, (b) that the EURIBOR/LIBOR rate, expressed as an annual rate, is as fixed on [date] February 2005 and (c) that repayments occur at contractual maturity and not earlier and (d) that the Debt Rating Level of the Company is Level [•].  Such rates shall not be binding on the Arranger, the Agent or a Lender.

We should be grateful if you would confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy.

This letter is designated a Finance Document.

Yours faithfully

Citibank International plc (as Agent)

We agree to the above.

AON France S.A.

SCHEDULE 11

MATERIAL SUBSIDIARIES

Aon Risk Services Americas

Aon Risk Services International

Aon Re International

Aon Consulting Worldwide

Combined Insurance Company of America

Virginia Surety Company

Aon Re Americas

Aon Limited

Aon Holdings B.V.

Aon Holdings International B.V.

Aon Holdings UK Limited

Aon UK Holdings Intermediaries Limited

Aon Finance Limited

The Company

Aon Corporation

Address:	Aon Center
200 East Randolph Street
4th Floor
Chicago
Illinois 60601
USA

Fax:	001 312 381 6060

Attention:	Ron Buetow / Diane Aigotti

By:	/s/ Diane Aigotti
Diane Aigotti

The Original Borrowers

Aon Finance Limited

By:	/s/ John Lawrence Hill
John Lawrence Hill

Aon Limited

By:	/s/ Francis Nigel Marjoribanks
Francis Nigel Marjoribanks

Aon France S.A.

By:	/s/ Eric Bocquet
Eric Bocquet

Aon Holdings B.V.

By:	/s/ L J Langenberg
L J Langenberg

Aon Jauch & Hübener Holdings GmbH

By:	/s/ Dankworth von Schultzendorff	/s/	Ralph P. Liebke
	Dr. Dankworth von Schultzendorff		Ralph P. Liebke

Aon Finance N.S1., ULC

By:	/s/	Diane Aigotti
Diane Aigotti

The Arranger

Citigroup Global Markets Limited

By:	/s/	Kim W. McNamara
Kim W. McNamara

ING Bank N.V.

By:	/s/	R. H. J. Van Kesteren	/s/	K. Radstake
		R. H. J. Van Kesteren		K. Radstake

The Royal Bank of Scotland plc

By:	/s/	John Hare
John Hare

The Original Lenders

Citibank International plc

By:	/s/	Kim W. McNamara
Kim W. McNamara

Citigroup Global Market Deutschland AG & Co (Facility Office for the purpose of German Borrowers pursuant to Clause 5.5 (Designated Entities))

By:	/s/	Stephan M. Schröter
Stephan M. Schröter, Managing Director

Citibank, N.A. (Facility Office for the purpose of Canadian Borrowers pursuant to Clause 5.5 (Designated Entities))

By:	/s/	Sheryl Holmes
Sheryl Holmes, Director

ING Bank N.V.

By:	/s/	R. H. J. Van Kesteren	/s/	K. Radstake
		R. H. J. Van Kesteren		K. Radstake

The Royal Bank of Scotland plc

By:	/s/	Andrew McMillan
Andrew McMillan

Australia and New Zealand Banking Group Limited

By:	/s/	Kim W. McNamara
Kim W. McNamara

Barclays Bank PLC

By:	/s/	J. Ritchie
J. Ritchie

CALYON

By:	/s/	Antoine Le Sourd	/s/	Michel Goudard
		Antoine Le Sourd, Senior Banker		Michel Goudard, Account Manager

National Australia Bank Limited A.B.N. 12 004 044 937

By:	/s/	Graham Bull
Graham Bull

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.

By:	/s/	Robin Bargmann	/s/	Haijo Dijkstra
		Robin Bargmann		Haijo Dijkstra

Banca di Roma S.p.A. London Branch

By:	/s/	Kim W. McNamara
Kim W. McNamara

Banco Santander Central Hispano

By:	/s/	Luciana Ferrera
Luciana Ferrera

Commerzbank Aktiengesellschaft, London Branch

By:	/s/	Paul Duffy	/s/	Emma Wallace
		Paul Duffy		Emma Wallace

JP Morgan Chase Bank N.A.

By:	/s/	Erin O’Rourke
Erin O’Rourke, Vice President

Natexis Banques Populaires

By:	/s/	Joël Leroy	/s/	Philippe Coat
		Joël Leroy		Philippe Coat, Director

RBC Finance B.V.

By:	/s/	R. H. Streeton
R. H. Streeton, Managing Director

Standard Chartered Bank

By:	/s/	Pinar Yetgin	/s/	L. R. Sherlock
		Pinar Yetgin, Associate Director		L. R. Sherlock, Director, Client Relationships

The Bank of New York

By:	/s/	Thomas McGinley
Thomas McGinley

The Agent

Citibank International plc

Address:	Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB

Fax:	+ 44 20 7500 4482/4484

Attention:	Loans Agency

By:	/s/	Kim W. McNamara
Kim W. McNamara